Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Douglas Ian Shaw	4 West Second Street
Corporate Secretary	Riverhead, NY 11901
(631) 727-5667	(631) 727-5667 (Voice) - (631) 727-3214 (FAX)
invest@suffolkbancorp.com

SUFFOLK BANCORP INCREASES REGULAR QUARTERLY DIVIDEND

BY 10 PERCENT

Riverhead, New York, February 28, 2006, — Suffolk Bancorp (NASDAQ—SUBK) announced that the Board of Directors, at its regular meeting on February 28, 2006 declared a regular quarterly dividend of $0.22 per share of common stock to all shareholders of record on March 15, 2006, payable on April 3, 2006.

Chairman, President, and Chief Executive Officer, Thomas S. Kohlmann remarked, “Our performance in 2005 was noteworthy, and we believe that the time is right for us to augment our regular quarterly dividend once again. We feel that it is important to strike the right balance between current income and the retained earnings that are the foundation of growth in the future. This increase is an expression of our confidence in Suffolk’s performance.”

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank is the second largest independent bank headquartered on Long Island, with 27 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations.

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